UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2012

CRESCENT FINANCIAL BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32951	45-2915089
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1005 High House Road

Cary, North Carolina 27513

(Address of principal executive offices)

 (919) 460-7770

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 24, 2012, the Board of Directors of each of Crescent Financial Bancshares, Inc. (the “Company”) and its subsidiary, Crescent State Bank (the “Bank”), elected Terry Earley as Executive Vice President and Chief Financial Officer of their respective entities. Mr. Earley’s election as the Executive Vice President and Chief Financial Officer of the Company was effective immediately, and his election to the same positions at the Bank will be effective upon the effectiveness of the resignation of Bruce Elder, the current Chief Financial Officer of the Bank, on March 9, 2012. Mr. Elder’s resignation was previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission.

Mr. Earley, age 53, became employed by the Company on January 1, 2012 to advise on financial matters. Mr. Earley also serves as the Chief Financial Officer of Piedmont Community Bank Holdings, Inc. (“Piedmont”), a multi-bank holding company and the owner of approximately 88% of the Company’s outstanding shares of common stock. Prior to joining Piedmont in December 2011, Mr. Earley served as President and Chief Executive Officer of Rocky Mountain Bank and Rocky Mountain Capital, located in Jackson, Wyoming, which he joined in 2010. Prior to that, Mr. Earley was the Chief Financial Officer of Bancorp of the Southeast, LLC, located in Ponte Vedra, Florida, which position he held since 2009. Before that, Mr. Earley served as Chief Financial Officer and Chief Operating Officer of RBC Bank, located in Raleigh, North Carolina, which he joined in 1992.

Mr. Earley receives an annual salary from the Company of $250,000, 25% of which is reimbursed by Piedmont for his continuing service as Piedmont’s Chief Financial Officer. Mr. Earley is also eligible to receive a cash-based bonus with a target amount of 100% of his annual salary. Piedmont will reimburse the Company for 25% or more of the cash bonus actually awarded to Mr. Earley. Mr. Earley participates in the Company’s benefit plans and is eligible to receive grants of periodic equity awards under the Company’s 2006 Omnibus Stock Ownership and Long Term Incentive Plan, as may be awarded by the Compensation Committee of the Board of Directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2012	CRESCENT FINANCIAL BANCSHARES, INC.

	By:	/s/ Scott Custer
Name: Scott Custer
Title: President and Chief Executive Officer